Exhibit 99.1

                       Hub International Reports
   Third Quarter Results; Quarter Revenue Grows 7%; Organic Growth Reaches 5%; Operational Changes Lead to Improved Compensation Costs

    CHICAGO--(BUSINESS WIRE)--Oct. 26, 2005--Hub International Limited (NYSE:HBG) (TSX:HBG) announced today that 5% organic growth helped generate a 7% increase in consolidated revenue, while the company incurred a small loss for the third quarter due, in large part, to severance costs and the Talbot earnout charge.
    The company recorded pre-tax severance expense of $1.6 million as staff reductions were implemented in several regions. The operational changes, announced in July, include a reduction of approximately 75 positions and an annualized payroll savings of about $3 million.
    "This was a very solid quarter," said Martin P. Hughes, chairman and chief executive officer. "We continued to grow our existing business while adding attractive acquisitions to our revenue base. Strategies to control overhead expense and selective staff reductions pave the way for further improvement.
    "These results are particularly gratifying in that the third quarter typically is our weakest reporting period and we had to deal with a soft rate environment," Hughes added. "We're quite pleased with the performance generated by our employees in the most recent period and for the year to date."

    Hub Posts Organic Growth Rate of 5% in Third Quarter

    Third quarter revenue grew 7% to $98.3 million from $92.0 million a year earlier. Organic growth, which includes results of businesses owned at least 12 months, was 5%, or 2% when currency effects are excluded.
    In the United States, which represents approximately two thirds of consolidated revenue, the company reported that revenue grew 6% to $67.2 million from $63.6 million a year earlier. U.S. organic growth was 3%, including 2% for core commission income.
    Canadian revenue grew 9%, net of dispositions, to $31.0 million from $28.4 million. In Canada, organic growth of 11% included 10% organic growth of core commissions. A stronger Canadian dollar added nine percentage points of the improvement in Canadian revenue growth rates. Organic growth rates were higher than total growth rates in Canada due to the sale of three small brokerages.

    Severance Charges Add to Third-Quarter Compensation Expense

    Employee cash compensation expense increased 5% to $58.5 million in the third quarter from $55.5 million a year earlier, including $1.6 million of severance charges. Excluding severance charges, cash compensation rose 3%, in contrast to a 7% increase in revenue. As a percentage of revenue--excluding severance charges--compensation declined to 58% in the seasonally weak third quarter, versus 60% a year earlier.
    The company also recognized a higher compensation expense related to its 2004 Talbot acquisition. (See The Talbot Charge, below). Reflecting earnings growth at Talbot, this earnout compensation increased to $7.6 million in the third quarter of 2005 from $6.9 million a year earlier. As the three-year Talbot earnout period continues, the amount of compensation recognized for the earnout will decline, beginning in the fourth quarter of 2005.
    Selling, occupancy and administration expense increased 8% to $20.4 million from $18.9 million a year earlier. Although this overhead expense category increased to 21% of revenue from 20% a year ago, Hughes said the increase, attributable primarily to the timing of expenses, ultimately would not impede the Company's progress in reducing these expenses as a percentage of revenue.
    Interest expense increased 19% to $2.7 million from $2.3 million a year earlier, due to higher interest rates. The company also recognized a $0.2 million gain on disposition of assets in the third quarter of 2005, compared with a $1.0 million gain in the same period of 2004.
    In anticipation of funding the acquisition of Personal Lines Insurance Brokerage, Inc., the company entered into a foreign exchange forward contract to convert Canadian dollars to U.S. dollars. The difference between the forward rate contracted and the spot rate at the date of conversion generated a foreign exchange loss of $0.6 million, or $0.4 million after tax, and reduced diluted earnings per share for the quarter by $0.01.
    The low third quarter earnings level and the non-deductible nature of the Talbot charge led to a 110% effective tax rate in the third quarter, up from 71% a year earlier. Excluding the impact of the Talbot charge, the tax rate would have been 32% compared with 27% in 2004 (when adjustments were made to recognize the benefit of certain loss carryforwards).


Results described are   Q3 2005    Q3 2004   Q3 2005      Q3 2004
 net of income tax      ($000)     ($000)    (Per Diluted (Per Diluted
                                              Share)       Share)
----------------------------------------------------------------------
Net Earnings Reported
 under GAAP              $(741)    $1,146       $(0.02)      $0.04
----------------------------------------------------------------------
Impact of Foreign
 Exchange                $(252)     $(388)      $(0.01)     $(0.01)
----------------------------------------------------------------------
Impact of Severance
 Costs                  $1,004       $---        $0.03        $---
----------------------------------------------------------------------
Impact of Compensation
 for Talbot Earnout     $7,576     $6,889        $0.25       $0.21
----------------------------------------------------------------------
Loss on Foreign
 Exchange Forward
 Contract                 $354       $---        $0.01        $---
----------------------------------------------------------------------
Impact of Gain on
 Disposition Assets of
 Certain Brokerages       $---      $(605)        $---      $(0.02)
----------------------------------------------------------------------
Impact of Discontinued
 Operations               $421        $66        $0.01         $--
----------------------------------------------------------------------
Net Earnings Excluding
 Above Items            $8,362     $7,108        $0.27       $0.22
----------------------------------------------------------------------


    Reflecting all charges, Hub reported a net loss of $0.7 million, or $0.02 per diluted share, in the third quarter of 2005, versus earnings of $1.1 million, or $0.04 per share, in the same period of the prior year. To provide greater clarity regarding the performance of the company, the table above shows the effect of such charges as severance, the Talbot earnout and other costs. Excluding the effect of these items, net earnings would have increased 18% to $8.4 million from $7.1 million in 2004, while earnings per diluted share would have grown 23% to $0.27 from $0.22.

    Hub Generates 7% Organic Growth Rate for Nine-Month Period

    For the nine months ended September 30, 2005, Hub reported a 30% increase in revenue to $328.5 million from $253.6 million. The strong revenue increase reflected both acquisitions and 7% organic growth, 4% after foreign exchange effects are excluded. Core commissions grew 25% to $283.3 million from $226.0 million, including organic growth of 5%, or 2% when currency effects are excluded.
    In the United States, total revenue grew 40% to $228.8 million from $163.1 million, while core commissions grew 36% to $194.9 million from $143.8 million. The company posted 4% organic growth of U.S. revenue, including 1% of core commissions, in the first nine months of 2005. Canadian revenue increased 10% to $99.7 million from $90.5 million, while core commissions grew 7% to $88.4 million from $82.3 million. The stronger Canadian dollar added nine percentage points to Canadian organic growth of 14% for total revenue and eight percentage points to Canadian core commissions organic growth of 11%.
    Employee cash compensation expense increased 31% to $181.2 million from $138.2 million, including $1.6 million of severance expense related to staff reductions at several regions in the third quarter. Excluding severance charges, employee cash compensation expense as a percentage of revenue was approximately 55% in 2005, which was the same as in 2004.
    Compensation related to the Talbot earnout increased 241% to $23.5 million from $6.9 million. Due to the July 1, 2004 timing of the acquisition, three quarters of charges for this earnout are recorded in 2005, versus just one quarter in the first nine months of 2004.
    Selling, occupancy and administration expense increased 19% to $60.3 million from $50.5 million a year earlier. As a percentage of revenue, this overhead expense declined to 18% from 20% a year earlier, largely due to cost control efforts.
    Interest expense increased 36% to $7.6 million from $5.6 million, reflecting both higher interest rates and the higher debt levels resulting from the Talbot acquisition.
    During the first nine months of 2005, Hub recognized a gain of $2.7 million on the sale of brokerages in Canada, up from a gain of $1.5 million in the prior year, while the company recorded a loss of $2.6 million for the write-off of trademarks in the first quarter of 2004 related to brokerage name changes. In addition, Hub recognized a gain of $4.5 million in the first nine months of 2005, due to the early payment of a loan from an insurance company. Hub's effective tax rate increased to 55% in the first nine months of 2005 from 40% a year earlier, largely due to the non-deductible nature of the Talbot earnout. Excluding the Talbot charge, the effective tax rate increased to 36% from 34%.
    Net earnings declined to $20.0 million, or $0.59 per diluted share, for the first nine months of 2005 from $22.4 million, or $0.68 per diluted share, in the first nine months of 2004. The decline included the impact of the Talbot earnout, foreign exchange effects, early retirement of the insurance company loan, severance costs, gain on disposition of assets, the trademark write-off, loss on foreign exchange forward contract and discontinued operations. These charges can mask the underlying performance of Hub's operations, so the table below shows both reported earnings under Generally Accepted Accounting Principles and net earnings excluding these charges.


Results described     Nine Months Nine Months Nine Months  Nine Months
 are net of income    Ended       Ended       Ended        Ended
 tax                  9/30/2005   9/30/2004   9/30/2005    9/30/2004
                      ($000)      ($000)     (Per Diluted (Per Diluted
                                              Share)       Share)
----------------------------------------------------------------------
Net Earnings Reported
 under GAAP            $20,007     $22,360       $0.59       $0.68
----------------------------------------------------------------------
Impact of Foreign
 Exchange              $(1,341)    $(1,473)     $(0.04)     $(0.04)
----------------------------------------------------------------------
Impact of Severance
 Costs                  $1,004        $---       $0.03        $---
----------------------------------------------------------------------
Impact of Compensation
 for Talbot Earnout    $23,491      $6,889       $0.64       $0.20
----------------------------------------------------------------------
Impact of Gain on
 Forgiveness of Debt   $(2,925)       $---      $(0.08)       $---
----------------------------------------------------------------------
Impact of Gain on
 Disposition of Assets
 of Certain Brokerages $(1,914)    $(1,019)     $(0.05)     $(0.03)
----------------------------------------------------------------------
Loss on Foreign
 Exchange Forward
 Contract                 $354        $---       $0.01        $---
----------------------------------------------------------------------
Impact of Write-off of
 Trademarks               $---      $1,656        $---       $0.05
----------------------------------------------------------------------
Impact of Discontinued
 Operations               $136         $66        $---        $---
----------------------------------------------------------------------
Net Earnings Excluding
 Above Items           $38,812     $28,479       $1.10       $0.86
----------------------------------------------------------------------


    Excluding the items in the table above, Hub's net earnings for the nine months ended September 30, 2005 would have increased 36% to $38.8 million from $28.5 million, while revenue grew at a 30% rate. Net earnings per diluted share, excluding the items above, would have grown 28% to $1.10 from $0.86 in the same period.
    Hub ended the third quarter with cash and equivalents of $122.4 million, up 25% from $98.2 million at December 31, 2004 and up from $114.6 million at June 30, 2005. Operating activities generated $36.4 million of cash in the first nine months of the current year, up from $30.9 million in the first nine months of 2004. Of the $122.4 million of cash and equivalents at September 30, 2005, approximately $78.0 was available for use in acquisitions.

    Favorable Outlook for Continued Long-Term Growth

    Looking ahead into 2006, Hughes expressed confidence that Hub can continue to compete effectively as the company pursues its growth strategies.
    "Our sales pipeline is strong and we are gaining further traction in the development of our sales culture," he noted. "We anticipate some firming of rates during 2006, both due to fundamental underwriting economics and the aftermath of a disastrous hurricane season.
    "We are also making measurable progress in our plan to increase the profitability of our business, both by controlling expenses, such as employee cash compensation, and by building the sales base in each office. The combined impact of these initiatives should be favorable for Hub as we pursue our strategies for expansion."

    The Talbot Charge

    Hub discloses the impact of compensation related to the Talbot acquisition in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Total consideration paid to acquire Talbot includes both $90 million cash paid to Safeco Corporation and the issuance of restricted and non-restricted Hub shares--or comparable amounts of cash--to approximately 70 Talbot executives. The total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization) for acquired brokerages.
    As the executives participating in this earnout were not shareholders of Talbot prior to the sale, the earnout compensation they receive under the terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    Hub has the option to pay the executives with cash or shares. The first Talbot earnout payment in the amount of $16.4 million was paid in cash on September 1, 2005. Management expects future payments to be made in common shares; however, the choice of cash or shares will depend on circumstances at the time of payment.
    In the first nine months of 2005, Hub recorded $23.5 million of compensation for Talbot, based on a total estimated earnout liability of approximately $53 million. The amount of this compensation may vary from quarter to quarter, reflecting profitability of Talbot. Based on the current expected earnout of approximately $53 million, the estimated charge to earnings will be:


2004      $14.4 million (actual)
2005      $27.9 million
2006      $9.3 million
2007      $1.7 million


    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today, October 26, 2005. This call is being webcast by Thompson/CCBN and can be accessed at Hub International's web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).
    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months and nine months ended September 30, 2005
(in thousands of U.S. dollars, except percentages)


                                                      Net
                    Revenue                       Adjustments
               ------------------ Total    Total      For      Organic
                 Third quarter   Change   Growth (Acquisitions) Growth
                 2005     2004    ($)       (%)   And Disposals   (%)
               -------------------------------------------------------
Total
-----
Commission
 Income         $92,560  $87,524    $5,036     6%      $(1,401)     4%
Contingent
 Commissions
 and Volume
 Overrides        2,391    1,866       525    28%            -     28%
Other Income      3,332    2,636       696    26%          (55)    24%
               -------------------------------------------------------
Total           $98,283  $92,026    $6,257     7%      $(1,456)     5%
               -------------------------------------------------------

USA
---
Commission
 Income         $62,672  $59,913    $2,759     5%      $(1,805)     2%
Contingent
 Commissions
 and Volume
 Overrides        1,952    1,606       346    22%            -     22%
Other Income      2,623    2,100       523    25%          (55)    22%
               -------------------------------------------------------
Total           $67,247  $63,619    $3,628     6%      $(1,860)     3%
               -------------------------------------------------------

Canada
------
Commission
 Income         $29,888  $27,611    $2,277     8%         $404     10%
Contingent
 Commissions
 and Volume
 Overrides          439      260       179    69%            -     69%
Other Income        709      536       173    32%            -     32%
               -------------------------------------------------------
Total           $31,036  $28,407    $2,629     9%         $404     11%
               -------------------------------------------------------



                                                      Net
                    Revenue                       Adjustments
               ------------------ Total  Total        For      Organic
               First nine months Change Growth  (Acquisitions)  Growth
                 2005     2004    ($)     (%)    And Disposals    (%)
               -------------------------------------------------------
Total
-----
Commission
 Income        $283,271 $226,032   $57,239    25%     $(46,528)     5%
Contingent
 Commissions
 and Volume
 Overrides       35,794   19,940    15,854    80%       (9,537)    32%
Other Income      9,413    7,634     1,779    23%         (444)    17%
               -------------------------------------------------------
Total          $328,478 $253,606   $74,872    30%     $(56,509)     7%
               -------------------------------------------------------

USA
---
Commission
 Income        $194,889 $143,767   $51,122    36%     $(49,453)     1%
Contingent
 Commissions
 and Volume
 Overrides       26,369   13,437    12,932    96%       (9,859)    23%
Other Income      7,521    5,940     1,581    27%         (515)    18%
               -------------------------------------------------------
Total          $228,779 $163,144   $65,635    40%     $(59,827)     4%
               -------------------------------------------------------

Canada
------
Commission
 Income         $88,382  $82,265    $6,117     7%       $2,925     11%
Contingent
 Commissions
 and Volume
 Overrides        9,425    6,503     2,922    45%          322     50%
Other Income      1,892    1,694       198    12%           71     16%
               -------------------------------------------------------
Total           $99,699  $90,462    $9,237    10%       $3,318     14%
               -------------------------------------------------------


    Notes:     1. Organic growth is a non-GAAP measure.
               2. Total and Canadian organic growth rates above
                  include the impact of changes in foreign currency.



HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months and nine months ended September 30, 2005 and 2004 (in thousands of U.S. dollars, except per share amounts)


                              Third quarter       First nine months
                          --------------------- ----------------------
                             2005      2004        2005       2004
                          --------------------- ----------------------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)
Revenue
  Commission income          $92,560   $87,524    $283,271   $226,032
  Contingent commissions
   and volume overrides        2,391     1,866      35,794     19,940
  Other                        3,332     2,636       9,413      7,634
                          --------------------- ----------------------
                              98,283    92,026     328,478    253,606
                          --------------------- ----------------------

Expenses
  Employee cash
   compensation               58,518    55,493     181,246    138,244
  Selling, occupancy and
   administration             20,358    18,857      60,270     50,496
  Depreciation                 2,200     1,950       6,378      5,267
  Interest expense             2,710     2,275       7,626      5,638
  Intangible asset
   amortization                1,961     1,901       5,657      3,617
  Compensation for Talbot
   Earnout                     7,576     6,889      23,491      6,889
  Other non-cash stock
   based compensation          1,565     1,457       5,300      4,772
  Gain on disposal of
   subsidiaries,
   property, equipment
   and other assets             (224)     (986)     (2,657)    (1,545)
  Loss on foreign exchange
   forward contract              555         -         555          -
  Gain on forgiveness of
   debt                            -         -      (4,500)         -
  Loss on write-off of
   trademarks                      -         -           -      2,587
                          --------------------- ----------------------
                              95,219    87,836     283,366    215,965
                          --------------------- ----------------------

Net earnings before income
 taxes                         3,064     4,190      45,112     37,641
                          --------------------- ----------------------

Provision for income tax
 expense (benefit)
  Current                      1,609     5,055      24,102     16,785
  Future                       1,775    (2,077)        867     (1,570)
                          --------------------- ----------------------
                               3,384     2,978      24,969     15,215
                          --------------------- ----------------------
Net earnings (loss) from
 continuing operations          (320)    1,212      20,143     22,426
Net loss from
 discontinued operations        (421)      (66)       (136)       (66)
                          --------------------- ----------------------
Net earnings (loss)            $(741)   $1,146     $20,007    $22,360
                          --------------------- ----------------------
Interest on subordinated
 convertible debentures            -         -       1,425      1,425
Dividends in lieu on
 restricted share units            -        23          83         88
                          --------------------- ----------------------
Diluted net earnings (loss)    $(741)   $1,169     $21,515    $23,873
                          --------------------- ----------------------
                          --------------------- ----------------------

Basic earnings (loss)
 per share
  Continuing operations       $(0.01)    $0.04       $0.66      $0.74
  Discontinued operations      (0.01)        -           -          -
                          --------------------- ----------------------
  Total operations            $(0.02)    $0.04       $0.66      $0.74
                          --------------------- ----------------------

Diluted earnings (loss)
 per share
  Continuing operations       $(0.01)    $0.04       $0.59      $0.68
  Discontinued operations      (0.01)        -           -          -
                          --------------------- ----------------------
  Total operations            $(0.02)    $0.04       $0.59      $0.68
                          --------------------- ----------------------

Weighted average shares
 outstanding
  -  Basic  (000's)           30,600    30,292      30,471     30,192
Weighted average shares
 outstanding
  -  Diluted (000's)          30,600    32,612      36,657     34,952



HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of September 30, 2005 and December 31, 2004
(in thousands of U.S. dollars)


                                                   2005        2004
                                                ---------- -----------
                                               (Unaudited)
Assets
Current assets:
Cash and cash equivalents                        $122,443     $98,204
Trust cash                                         64,120      71,718
Accounts and other receivables                    158,306     162,841
Income taxes receivable                             7,061       6,208
Future income taxes                                 3,635       3,901
Prepaid expenses                                    8,173       5,835
                                                ---------- -----------
Total current assets                              363,738     348,707

Goodwill                                          396,246     376,676
Other intangible assets                            88,387      88,842
Property and equipment                             26,589      27,907
Future income taxes                                11,549       4,368
Other assets                                       10,445      11,035
                                                ---------- -----------
Total assets                                     $896,954    $857,535
                                                ---------- -----------
                                                ---------- -----------

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities         $273,319    $271,843
Income taxes payable                                4,199       2,273
Future income taxes                                   440          34
Current portion long-term debt and capital
 leases                                            14,779       5,195
                                                ---------- -----------
Total current liabilities                         292,737     279,345

Long-term debt and capital leases                 135,112     146,602
Subordinated convertible debentures                35,000      35,000
Future income taxes                                22,761      14,805
                                                ---------- -----------
Total liabilities                                 485,610     475,752
                                                ---------- -----------

Commitments and Contingencies

Shareholders' equity
Share capital                                     267,150     259,617
Contributed surplus                                15,830      12,681
Cumulative translation account                     31,386      26,983
Retained earnings                                  96,978      82,502
                                                ---------- -----------
Total shareholders' equity                        411,344     381,783
                                                ---------- -----------
Total liabilities and shareholders' equity       $896,954    $857,535
                                                ---------- -----------
                                                ---------- -----------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months and nine months ended September 30, 2005 and 2004 (in thousands of U.S. dollars)


                              Third quarter       First nine months
                          --------------------- ----------------------
                             2005      2004        2005       2004
                          --------------------- ----------------------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)
Operating activities
Net earnings (loss)            $(741)   $1,146     $20,007    $22,360
Items not affecting cash:
  Amortization and
   depreciation                4,267     3,866      12,229      8,900
  Gain on disposal of
   subsidiaries,
   property, equipment and
   other assets                 (229)     (981)     (2,623)    (1,540)
  Compensation for Talbot
   earnout - non-cash
   stock based                 4,289     6,889      13,691      6,889
  Other non-cash stock based
   compensation                1,565     1,457       5,300      4,772
  Gain on forgiveness of
   debt                            -         -      (4,500)         -
  Loss on write-off of
   trademarks                      -         -           -      2,587
  Future income taxes          1,742    (2,077)        846     (1,570)
Non-cash working capital
 items
  Trust cash                   8,169     1,850      13,933      1,867
  Accounts and other
   receivables                71,316    54,259      29,193     40,669
  Prepaid expenses            (1,233)     (203)     (2,149)    (3,837)
  Accounts payable and
   accrued liabilities       (64,168)  (50,118)    (44,368)   (49,628)
  Compensation for Talbot
   earnout - cash            (13,147)        -      (6,634)         -
  Other assets                   129       128         387        384
  Income taxes                (3,518)     (837)      1,074       (981)
                          --------------------- ----------------------
  Net cash flows from
   operating activities        8,441    15,379      36,386     30,872
                          --------------------- ----------------------

Investing activities
  Property and equipment -
   purchases                  (2,057)   (2,086)     (4,714)    (4,993)
  Property and equipment -
   proceeds on sale                6        60          20        142
  Purchase of
   subsidiaries, net of
   cash received             (10,259)  (78,495)    (18,418)   (90,385)
  Sale of subsidiaries         1,007     1,895       4,863      6,062
  Other assets                   580        34       5,102        388
                          --------------------- ----------------------
  Net cash flows (used
   for) investing
   activities                (10,723)  (78,592)    (13,147)   (88,786)
                          --------------------- ----------------------

Financing activities
  Long-term debt and
   capital leases -
   advances                   10,000         -      10,000     65,000
  Long-term debt and
   capital leases -
   repayments                 (2,273)   (3,449)     (7,471)    (8,169)
  Share capital - issued
   for cash, net of issue
   costs                           -         -          15        480
  Proceeds from exercise
   of stock options            1,597         -       2,253          -
  Dividends paid              (1,851)   (1,527)     (5,531)    (4,570)
                          --------------------- ----------------------
  Net cash flows from
   (used for) financing
   activities                  7,473    (4,976)       (734)    52,741
                          --------------------- ----------------------

Effect of exchange rate
 changes on cash and cash
 equivalents                   2,675     1,770       1,734      1,229
                          --------------------- ----------------------
Change in cash and cash
 equivalents                   7,866   (66,419)     24,239     (3,944)
Cash and cash equivalents
 - Beginning of period       114,577   144,527      98,204     82,052
                          --------------------- ----------------------
Cash and cash equivalents
 - End of period            $122,443   $78,108    $122,443    $78,108
                          --------------------- ----------------------
                          --------------------- ----------------------


HUB INTERNATIONAL LIMITED
Compensation for Talbot Earnout and Other non-cash stock based compensation
For the three months and nine months ended September 30, 2005 and 2004 (in thousands of U.S. dollars)

Compensation for the Talbot earnout including both cash and non-cash stock based compensation is detailed below.

Non-cash stock based compensation, including both compensation for Talbot and other non-cash stock based compensation of $5,854 and $5,168 for the three months ended September 30, 2005 and 2004, respectively and $18,991 and $8,483 for the nine months ended September 30, 2005 and 2004, respectively, was expensed with offsetting credits to contributed surplus, and accounts payable and accrued liabilities. The Company recognizes the fair value of non-cash stock based compensation as an expense over the period in which entitlement to the compensation vests. Shares derived from the options may be held in escrow and subject to transfer restrictions for a period of five years from the date the options are granted, subject to early release in certain circumstances. In the first quarter 2005, 226,000 restricted share units were granted to the Company's Executive Management Team ("EMT"). In addition, 25,000 restricted share units were granted in relation to employment agreements entered into by the Company with other non-EMT employees. In the third quarter 2005, 12,000 restricted share units were granted in connection with an acquisition.


Other non-cash stock based compensation for the three months and nine months ended September 30, 2005 and 2004 is comprised of the following:

                                    Third quarter    First nine months
                                    2005     2004      2005     2004
                                  -----------------  -----------------
Stock options granted June 2002       $(8)    $470      $843   $1,471
Stock options granted February
 2003                                  91       99       281      329
Stock based compensation granted
 for 2003 bonuses                     758      529     2,272    1,796
Restricted share units                722      359     1,885    1,176
Common shares for acquisitions          2        -        19        -
                                  -----------------  -----------------
   Total other non-cash stock
    based compensation              1,565    1,457     5,300    4,772
                                  -----------------  -----------------
                                  -----------------  -----------------


Compensation for the Talbot earnout is comprised of the following:

                                    Third quarter    First nine months
                                     2005     2004     2005     2004
                                  -----------------  -----------------
  Cash compensation                $3,287   $3,178    $9,800   $3,178
  Non-cash stock based
   compensation                     4,289    3,711    13,691    3,711
                                  -----------------  -----------------
    Total compensation for the
     Talbot earnout                $7,576   $6,889   $23,491   $6,889
                                  -----------------  -----------------
                                  -----------------  -----------------


The Company estimates the non-cash stock based compensation expense for 2005 through 2010 will be:

Year ended December 31,       2005   2006   2007   2008   2009   2010
                            ------------------------------------------
Stock options granted
 June 2002                    $843     $-     $-     $-     $-     $-
Stock options granted
 February 2003                 366      -      -      -      -      -
Stock based compensation
 granted for 2003
 bonuses                     2,842  2,195  2,105  2,104  2,105  2,047
Common shares for
 acquisitions                  138     19      5      -      -      -
                            ------------------------------------------
                            $4,189 $2,214 $2,110 $2,104 $2,105 $2,047
                            ------------------------------------------
                            ------------------------------------------


The Company estimates the compensation for the Talbot earnout for 2005 through 2010 will be:

Year ended December 31,       2005   2006   2007   2008   2009   2010
                           -------------------------------------------
Cash compensation           $9,800     $-     $-     $-     $-     $-
Non-cash stock based        18,103  9,337  1,676      -      -      -
                           -------------------------------------------
Total compensation for the
 Talbot earnout            $27,903 $9,337 $1,676     $-     $-     $-
                           -------------------------------------------
                           -------------------------------------------



    CONTACT: Hub International Limited
             W. Kirk James, 312-279-4881
             Media Contact
             email: Kirk.james@hubinternational.com
             or
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum, 847-749-1010
             Investor Contact
             fax: 847-577-6767
             website: http:\\www.rosenbaumadvisors.com
             email: michael@rosenbaumadvisors.com